                                                                   EXHIBIT 99(p)

                    CERTIFICATE OF THE SOLE STOCKHOLDER OF
                       MUNIHOLDINGS NEW YORK FUND, INC.


     Fund Asset Management, L.P. ("FAM"), the holder of 6,667 shares of common stock, par value $0.10 per share, of Muniholdings New York
Fund, Inc. (the "Fund"), a Maryland corporation, does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof, and further agrees that if it redeems (by tender offer or otherwise) any portion of such shares prior to the amortization of the Fund's organizational expenses, the proceeds thereof will be reduced by the proportionate amount of unamortized organizational expenses which the number of shares being redeemed bears to the number of shares initially purchased and outstanding at the time of redemption. FAM further agrees that, in the event such shares are sold or otherwise transferred to any other party, prior to such sale or transfer FAM will obtain on behalf of the Fund an agreement from such other party to comply with the foregoing as to the reduction of redemption proceeds and to obtain a similar agreement from any transferee of such party.


                                 FUND ASSET MANAGEMENT, L.P.

                                 By: /s/ Robert Harris
                                    ______________________________
                                    Name: Robert Harris
                                    Title:Assistant Secretary


Dated:  February 24, 1998